Exhibit 1

                                    AGREEMENT

          AGREEMENT dated as of January 29, 1999 between Friedlander & Co., Inc., a Wisconsin corporation (the "Adviser") and Theodore Friedlander III.

          WHEREAS, pursuant to paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the parties hereto have decided to satisfy their filing obligations under the 1934 Act by a single joint filing:

          NOW, THEREFORE, the undersigned hereby agree as follows:

          1. The Schedule 13G with respect to Crazy Woman Bancorp Incorporated, to which this Agreement is attached as Exhibit 1, is filed on behalf of the Adviser and Theodore Friedlander III.

          2. Each of the Adviser and Theodore Friedlander III is responsible for the completeness and accuracy of the information concerning such person contained therein; provided that each person is not responsible for the completeness or accuracy of the information concerning any other person making such filing.

          IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.


                                    FRIEDLANDER &  CO.,  INC.




                                    By: /s/Theodore Friedlander III
                                           Theodore Friedlander III
                                           President




                                        /s/Theodore Friedlander III
                                           Theodore Friedlander III


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